EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 22nd day of April 2003, by and between Acceptance Insurance Companies Inc. (“Company”) and John E. Martin (“Executive”).

WHEREAS, Company believes the retention of Executive as President and Chief Executive Officer of Acceptance Insurance Company (“AIC”) is of great importance to the accomplishment of the objectives of AIC and of the Company; and

WHEREAS, the Supervisor of AIC has declined to permit AIC to enter into any form of retention or employment agreement with Executive; and,

WHEREAS, Company is desirous of assuring the continued employment of Executive as President and Chief Executive Officer of AIC, and Executive is desirous of continued employment, on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1. Definitions.

(a) Duties and Responsibilities. For purposes of this Agreement, the term “Duties and Responsibilities” means general management of Company as its President and Chief Executive Officer in accordance with policies established by the Company’s Board of Directors (“Board”), together with such additional duties, responsibilities, and functions of Executive relating to his employment with Company as may from time to time be assigned to Executive by the Board.

(b) Employment Period. For purposes of this Agreement the term “Employment Period” means a period commencing on the date of this Agreement and ending on December 31, 2004.

(c) Continued Employment. For purposes of this Agreement the term “Continued Employment” means the period commencing on January 1, 2005 and continuing thereafter until terminated for Cause by Company or upon thirty (30) days prior written notice by either Company or Executive. Notice of intent to continue employment of Executive beyond the Employment Period shall be given by the Company no less than 45 days prior to January 1, 2005.

(d) Cause. For purposes of this Agreement, the term “Cause” shall mean Executive’s willful misconduct with respect to any of his material obligations to Company including, but not limited to: commission by Executive of a felony; perpetration of a dishonest act or common law fraud against Company; any injury to Company or its affiliates resulting from Executive’s gross negligence or willful or intentional act or failure to act; failure, after receipt of written notice, to carry out reasonable and lawful direct orders from the Board to perform any duties under this

Agreement, or, to correct any serious or continuing breach by Executive of substantial duties under this Agreement. Without limiting the generality of the foregoing, the parties agree a determination that cause does or does not exist with respect to Executive under this Agreement reasonably and lawfully made by the Board shall be conclusive as to both Executive and Company.

(e) Good Reason. Executive shall have “Good Reason” for termination of employment under this Agreement in the event of:

(i) Any material breach of this Agreement by Company, including specifically any material breach by Company of its obligations as stated in Section 4 or Section 5 hereof; or

(ii) Company’s removal of Executive from or failure to continue Executive in any of the positions included in Executive’s Duties and Responsibilities except in the event such removal or failure to continue relates to the termination by Company of Executive’s employment for Cause or by reason of disability pursuant to Section 7 hereof; or

(iii) Material adverse change, without Executive’s written consent, in the nature or scope of Executive’s Duties and Responsibilities.

(f) Termination Date. For purposes of this Agreement, the term “Termination Date” means (i) the date of Executive’s death if Executive’s employment is terminated by Executive’s death, or (ii) thirty (30) days after the delivery of a written Notice of Termination by Company if Executive’s employment is terminated by Company for any reason other than Cause or Executive’s disability, or (iii) thirty (30) days after the delivery of a written Notice of Termination if Executive terminates Executive’s employment for any reason.

2. Employment. Company shall continue to employ Executive, and Executive will remain in the employ of Company, during the Employment Period and thereafter during Continued Employment in accordance with and subject to the terms and provisions of this Agreement.

3. Duties. During Executive’s employment under this Agreement, Executive shall, in the capacities and positions included within the Duties and Responsibilities, devote Executive’s best efforts and all of Executive’s business time, attention and skill to the business and affairs of Company, as such business and affairs now exist and as they may hereinafter be directed by Company’s Board.

4. Compensation. During Executive’s employment under this Agreement, Executive shall be compensated as follows:

(a) Base Salary. Executive shall receive, at such intervals and in accordance with such standard policies of Company as are in effect from time to time, an annualized salary of not less than $250,000, subject to such increases as may be agreed to by the parties;

(b) Benefits. Executive shall be included to the extent eligible thereunder in any and all plans providing general benefits for the employees of Company including, but not limited to: (1) Paid time off for sick days, personal days and vacation of 24 days per year; (2) Group medical insurance plan; (3) Group dental insurance plan; (4) $50,000 of Company paid term life insurance; (5) Paid medical leave through the first three weeks of a temporary disability; (6) Company paid short term disability plan; and, (7) Company paid long term disability plan;

(c) Credit Support. Within thirty (30) days following the date of this Agreement, Company will make available either to an independent trustee for Executive and others, or to a national banking association in exchange for issuance of an irrevocable letter of credit naming Executive as beneficiary, Three Hundred Fifteen Thousand Dollars ($315,000.00) to partially secure Company’s payment obligations under this Section 4; provided, however, that Company may from time to time reduce the obligation of the independent trustee to Executive or the amount of the letter of credit to any amount which is not less than the greater of (i) the unpaid portion of Executive’s base salary for the Employment Period, or (ii) eight-twelfths (8/12) of the Executive’s then current annual base salary; and

(d) Assignment. Executive’s rights under this Agreement Section 4 cannot be assigned, transferred or encumbered except by transfer to Executive’s estate upon his death.

5. Incentive Bonus Pool. In addition to all compensation and other sums to be paid under this Agreement, Executive shall be eligible to receive thirty-five percent (35%) of an incentive bonus pool to be created by Company.

6. Termination For Cause or Without Good Reason. If Executive’s employment is terminated by Company for Cause, or if Executive voluntarily terminates Executive’s employment for other than Good Reason, Executive shall be entitled only to compensation earned and benefits accrued through the Termination Date.

7. Termination Giving Rise to a Termination Payment.

(a) If, during the Employment Period, Executive’s employment is terminated by Executive for Good Reason, or by Company other than by reason of (i) death, or (ii) Cause, then upon Executive’s execution and delivery to Company of releases and waivers under Company policies then in effect Executive shall be entitled to receive and Company shall pay to Executive within ten (10) business days following the Termination Date the greater of Executive’s full base salary through December 31, 2004 or eight (8) months’ base salary (including, and not in addition to, any severance pay available to Executive under Company policies then in effect). In addition, Company shall pay the COBRA cost of continued coverage under Company’s group health and dental plans if Executive so elects through eight (8) months following such termination. Such termination payment shall not be reduced by any present value or similar factor, and Executive shall not be required to mitigate the amount of such payment by securing other employment or otherwise, nor will such payment be reduced by reason of Executive’s securing other employment or for any other reason.

(b) If, during the period of Continued Employment, Executive’s employment is terminated by Company other than by reason of death or Cause, then upon Executive’s execution and delivery to Company of releases and waivers under Company policies then in effect Executive shall be entitled to receive and Company shall pay to Executive within ten (10) business days following the Termination Date the equivalent of eight (8) months’ base salary then in effect, which sum shall not be reduced by any present value or similar factor, and Company also shall pay for the cost of COBRA coverage if Executive so elects through the earlier of loss of eligibility for such coverage or eight (8) months following such termination.

8. Disability. If, during Executive’s employment under this Agreement, as a result of Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), Executive shall have been absent from Executive’s duties hereunder on a full-time basis for two (2) consecutive months Company may terminate Executive’s employment by delivery of a written Notice of Termination, which shall be effective upon the Termination Date specified in such Notice. Executive agrees he is a key executive of Company within the meaning of Section 104(b) of the Family and Medical Leave Act of 1993, his absence of two (2) consecutive months or more will cause substantial and grievous economic injury to the operation of Company and, therefore, if Executive is absent for two (2) consecutive months, this Agreement may be terminated and Executive will have no further contractual or statutory right of continued employment.

9. Confidential Information. During and following Executive’s employment under this Agreement, Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of Company except as is reasonably necessary or appropriate in connection with the performance of Executive’s duties under this Agreement. Confidential information shall not include information known generally in the public or information of the type not otherwise considered confidential by persons engaged in the same business or a business similar to that of Company. All records, files, documents and materials, or copies thereof, relating to the business or affairs of Company Executive prepares, uses, or has access to shall be and remain the sole property of Company, and shall be promptly returned to Company on or prior to the Termination Date.

10. Nonsolicitation. During the term of this Agreement, and for a period of two (2) years following the end of his employment hereunder, Executive shall not, directly or indirectly, solicit, divert, interfere with, or attempt to induce any customer, agent, employee, vendor or reinsurer of Company to leave his or her employment or other relationship with Company.

11. Assistance With Claims. During and following employment, Executive shall, upon reasonable notice, furnish such information and proper assistance to Company as may reasonably be required by Company in connection with the defense or prosecution of any claims in which Company or any of its affiliated companies, is or may become a party. Company will indemnify and hold Executive harmless from any claims or actions arising out of Executive’s good faith performance of the Duties and Responsibilities.

12. Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes and renders void all present and preceding agreements. It may not be changed orally, but only by an agreement in writing by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

13. Successors. If Company sells, signs or transfers all or substantially all of its business and assets of any person, or if Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then Company shall assign all of its right, title and interest in this Agreement to the person which is either the acquiring or successor corporation.

14. Governing Law: Arbitration. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Iowa. Any dispute arising out of the Agreement shall be determined by arbitration in Council Bluffs, Iowa under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof.

15. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to Company to Chief Executive Officer and President, Suite 1600, 300 West Broadway, Council Bluffs, IA 51503, or if to Executive, at the address set forth below Executive’s signature line of this Agreement, or to such other address as the party to be notified shall have given to the other.

16. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the same time or any prior or subsequent time.

17. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

18. Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ACCEPTANCE INSURANCE COMPANIES INC.

/S/ MICHAEL R. MCCARTHY
Michael R. McCarthy Chairman

/S/ JOHN E. MARTIN
John E. Martin Executive Executive’s Address: 1620 Fair Avenue Falls City, NE 68355

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